Exhibit 10.2

On January 30, 2008 the board of directors of the registrant ratified the approval, on November 1, 2007, by the compensation committee of the board of directors of a compensation program for non-employee directors, and on January 31, 2008, the board of directors amended the program. The terms of the program, as amended, are as follows:

•	Each non-employee director shall receive an annual cash retainer of $40,000, payable in equal monthly installments in accordance with the Corporation’s normal payroll schedule;

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The Chairman of the Board of Directors, if he or she is not also an employee of the Corporation, shall receive an additional cash retainer of $32,000, payable in equal monthly installments in accordance with the Corporation’s normal payroll schedule;

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The chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall each receive an additional cash retainer of $16,000, $12,000 and $8,000, respectively, payable in equal monthly installments in accordance with the Corporation’s normal payroll schedule;

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Each new non-employee director shall be granted an option to purchase 20,000 shares of common stock upon his or her election or appointment to the Board of Directors. These options shall have a per share exercise price equal to the fair market value of the common stock at the date of grant, shall vest in a single installment on the third anniversary of the date of grant if such director is still serving as a director at that time, shall have a term of ten years and shall be granted under the Corporation’s 2003 Stock Incentive Plan;

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Each non-employee director shall be granted an option to purchase 1,400 shares of common stock for each board meeting attended, either in person or by phone, and an option to purchase 1,000 shares of common stock for each committee meeting attended, either in person or by phone. These options shall be granted on the next business day following such meeting, shall have a per share exercise price equal to the fair market value of the common stock at the date of grant, shall be vested in full upon grant, shall have a term of ten years and shall be granted under the Corporation’s 2003 Stock Incentive Plan;

•	Each non-employee director shall be reimbursed for reasonable travel expenses in connection with attending board or committee meetings or performing other business of the Corporation; and

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Each non-employee director can elect to receive up to one half of his or her annual cash compensation, including chairmanship fees, in the form of an annual stock option grant. The formula for converting the cash election to a stock option will be an option to purchase five shares of the Corporation’s stock for every $1.00 of cash compensation as to which the election is made. This election shall be made once per calendar year prior to the first monthly cash payment for such year and shall apply for the entire calendar year. The date of grant of the stock option will be the day of election by such director; the exercise price of the stock option will be the closing price of the Corporation’s common stock on the day of such election; the grant at election will reflect all compensation for the full year that the director elects to receive as stock options; and all such options will vest immediately upon grant. These options shall have a term of ten years and shall be granted under the Corporation’s 2003 Stock Incentive Plan.